Exhibit 99.1

January 22, 2013

Performant Financial Corporation Provides Fourth Quarter 2012 Guidance

Announces Earnings Release Date and Teleconference

LIVERMORE, Calif., Jan. 22, 2013 (GLOBE NEWSWIRE) — Performant Financial Corporation (Nasdaq:PFMT), a leading provider of technology-enabled recovery and related analytics services, today announced preliminary guidance for its financial results and operating metrics in the fourth quarter 2012 as set forth below:

Preliminary Q4 Guidance
Revenues	$53.5 million — $56.5 million
Net income	$5.5 million — $6.8 million
Adjusted EBITDA	$16.1 million — $18.1 million
Adjusted net income	$6.7 million — 8.0 million
Student Loan Placement Volume	$1.9 billion — $2.2 billion
Placement Revenue as a Percentage of Placement Volume	1.50% - 1.70%
Healthcare Net Claim Recovery Volume	$125.0 million — $140.0 million
Claim Recovery Fee Rate	Approximately 11.3%

The expected growth in revenues for the fourth quarter 2012 compared to the third quarter 2012 is due primarily to higher claim recovery volumes in the healthcare market. The Company’s expected net income reflects increased operating expenses consistent with the growth of recovery activities in the healthcare market and the temporary delayed recognition of certain revenues associated with Periodic Interim Payment Providers, or PIP, claims under the Company’s contract with the Center for Medicare and Medicare Services, for which associated expenses have been incurred.

Fourth Quarter Earnings Release Date and Teleconference

The Company also announced that it will release its fourth quarter 2012 and year end 2012 results after the market close on February 28, 2013. The Company will also hold a conference call to discuss results at 5:00 pm (Eastern Time) that day. The conference call can be accessed by dialing 877-941-4774 (domestic) or 480-629-9760 (international). A telephonic replay will be available approximately one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for both the live call and the replay is 4592716. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 7, 2013, and an audio webcast will be available for up to one year on the Company’s investor relations website.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate. This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents the following non-GAAP measures: adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected fourth quarter 2012 financial results and operating metrics. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. The preliminary financial results for our fourth quarter 2012 are subject to the completion of our financial closing procedures and any adjustments arising from the audit of our 2012 consolidated financial statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company’s five largest customers, that many of the Company’s customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company’s revenues, that future legislative and regulatory changes may have significant effects on the Company’s business, failure of the Company’s or third parties’ operating systems and technology infrastructure could disrupt the operation of the Company’s business and the threat of breach of the Company’s security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company’s financial condition and operating results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-Q for the quarter ended September 30, 2012. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Reconciliation of Non-GAAP Results

Three Months Ended December 31, 2012
(in thousands)
Reconciliation of Adjusted EBITDA:
Net income	$5,525 to 6,830
Provision for income taxes	4,257 to 4,951
Interest expense	3,087
Depreciation and amortization	2,501
Stock based compensation	731

Adjusted EBITDA	$16,100 to 18,100

Three Months Ended December 31, 2012
(in thousands)
Reconciliation of Adjusted Net Income:
Net income	$5,525 to 6,830
Stock based compensation	731
Amortization of intangibles(1)	933
Deferred financing amortization costs(2)	296
Tax adjustments(3)	(784)

Adjusted net income	$6,701 to 8,006

1.	Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, the impairment expense to reduce the carrying amount of the intangible asset due to our decision to terminate a client contract in 2009 and an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
2.	Represents amortization of capitalized financing costs related to debt offerings conducted in 2009, 2010 and 2012.
3.	Represents tax adjustments assuming a marginal tax rate of 40%.

CONTACT:	Richard Zubek

Investor Relations

925-960-4988

investors@performantcorp.com